Exhibit 10.1

November 12, 2020

Nortech Systems Announces Third-Quarter 2020 Results

MINNEAPOLIS, MINNESOTA, USA – Nortech Systems Incorporated (Nasdaq: NSYS) (the “Company”), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, aerospace & defense and industrial markets, reported net sales of $26.3 million for the third quarter ended September 30, 2020, compared with $30.1 million for the third quarter of 2019.

Operating income for the third quarter of 2020 was $2.7 million which includes a gain on sale of property and equipment of $3.8 million; this compares with operating income of $0.7 million for the third quarter of 2019. Net income for the third quarter of 2020 was $2.0 million, or $0.73 per diluted common share. This compares with net income for the third quarter of 2019 of $0.4 million, or $0.16 per diluted common share. Nortech’s backlog at the end of the third quarter 2020 was $45.8 million.

The Company closed on sale and leaseback agreements with Essjay Investment Company, LLC (“Essjay”) relating to the Company’s manufacturing facilities in Bemidji and Mankato, Minnesota during the third quarter of 2020. The Company received net proceeds from the sale, excluding closing costs, of approximately $6.0 million and recorded a gain on sale of property of equipment of $3.8 million. The Company entered into a lease agreement for the Bemidji, Minnesota facility and the Mankato, Minnesota facility for an initial 15-year term, with multiple 5-year renewal options.

The Nortech Merrifield production facility consolidation is on track and expected to be complete on or before December 31, 2020. By the end of 2020, the Company will shift nearly all of its Printed Circuit Board (PCB) manufacturing to its Mankato, Minnesota production facility, Nortech’s PCB center of excellence, and much of its complex wire and cable assembly production to its Bemidji, Minnesota production facility, Nortech’s wire and cable assembly center of excellence. This consolidation is impacting approximately 60 employees, who have been offered positions at other Nortech facilities in Minnesota and given outplacement assistance.

"Although our third quarter revenue, gross profit and backlog have been impacted by the COVID-19 pandemic, we are pleased with our recent improving bookings trend, and the strides we have proactively made to improve our financial liquidity with our sale and leaseback closing, the PPP loan and the plant consolidation continuing as planned. We expect this will allow us to operate through the current COVID-19 pandemic, invest in the business, create positive momentum for 2021, and succeed long term." stated Jay D. Miller, Chief Executive Officer and President.

Nortech, in partnership with our medical, industrial and defense customers, uses intelligence, innovation, speed and global expertise to provide manufacturing and engineering solutions. This enables our customers to be leaders in digital connectivity and data management to achieve their business goals. Nortech strives to be a premier workplace that fosters valued relationships internally and in our communities.

About Nortech Systems Incorporated Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Forward-Looking Statements This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties. Specifically, the Company states that the consolidation of the Merrifield facility will be completed by year end yielding operational efficiencies and that its booking trend is improving. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: government regulation, volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Contact Information is:

Chris Jones, CFO

cjones@nortechsys.com

952-345-2244

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2020	2019	2020	2019

Net Sales	$26,362	$30,058	$80,263	$85,515

Cost of Goods Sold	24,716	26,423	73,171	76,594

Gross Profit	1,646	3,635	7,092	8,921
	6.2%	12.1%	8.8%	10.4%

Operating Expenses
Selling Expenses	594	589	1,945	2,147
General and Administrative Expenses	2,164	2,333	5,819	7,374
Gain on Sale of Property and Equipment	(3,821)	-	(3,821)	-
Total Operating Expenses	(1,063)	2,922	3,943	9,521

Income (Loss) from Operations	2,709	713	3,149	(600)

Interest Expense	(126)	(256)	(526)	(780)

Income (Loss) Before Income Taxes	2,583	457	2,623	(1,380)

Income Tax (Benefit) Expense	612	44	638	122

Net Income (Loss)	$1,971	$413	$1,985	$(1,502)

Income (Loss) Per Common Share - Diluted	$0.73	$0.16	$0.74	$(0.56)

Weighted Average Number of Common Shares Outstanding - Diluted	2,703,029	2,657,911	2,678,698	2,667,754

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2020	2019
	Unaudited	Audited
Cash	$328	$351
Restricted Cash	1,366	309
Accounts Receivable	16,019	18,558
Inventories	14,496	14,279
Contract Assets	7,334	7,659
Prepaid Expenses and Other Current Assets	1,274	2,128
Property and Other Long-term Assets	15,555	14,408
Goodwill and Other Long-term Assets, Net	3,585	3,718
Total Assets	$59,957	$61,410

Accounts Payable	$11,213	$14,014
Current Portion of Lease Obligation	1,266	1,415
Other Current Liabilities	5,767	6,803
Long Term Line of Credit	2,546	10,088
Long-term Debt and Other Liabilities	6,887	3,297
Long Term Lease Obligation	10,152	5,817
Shareholders’ Equity	22,126	19,976
Total Liabilities and Shareholders’ Equity	$59,957	$61,410